Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Peter Case/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor/Media Contact:	Integrated Corporate Relations, Inc.
Investors: Chad Jacobs/Brendon Frey
Media: Michael Fox
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2006 THIRD QUARTER FINANCIAL RESULTS
— Third Quarter Revenues Increased 192% to $111 Million vs. $38 Million Last Year —
- Company Reports 3Q06 Diluted EPS of $0.53 vs. $0.22 Last Year-
— Company Issues Fourth Quarter Fiscal 2006 Guidance —

NIWOT, COLORADO — November 2, 2006 — Crocs, Inc. (NASDAQ: CROX) today reported the following record financial results for the third quarter ended September 30, 2006:

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2006	2005	2006	2005
Revenues	$111,345	$38,294	$241,824	$75,022
Net income	$21,526	$7,411	$43,633	$12,802
Net income per diluted share	$0.53	$0.22	$1.10	$0.38

Revenues for the third quarter ended September 30, 2006 increased 192% to $111 million compared to $38 million for the third quarter ended September 30, 2005.  Revenue for the nine months ended September 30, 2006 increased 223% to $242 million compared to $75 million for the nine months ended September 30, 2005.  Net income for the third quarter ended September 30, 2006 was $22 million, or $0.53 per diluted share, compared to $7 million, or $0.22 per diluted share, for the same period in 2005.  Net income for the nine months ended September 30, 2006 was $44 million, or $1.10 per diluted share, compared to $13 million, or $0.38 per diluted share, for the nine months ended September 30, 2005.

Gross profit for the third quarter ended September 30, 2006 was $65 million, or 58.2% of revenues, compared to $22 million, or 57.9% of revenues for the third quarter ended September 30, 2005.  Gross profit for the nine months ended September 30, 2006 was $136 million, or 56.0% of revenues, compared to $43.0 million, or 57.3% of revenues for the nine months ended September 30, 2005. Selling, general and administrative expenses for the third quarter ended September 30, 2006 was $33 million, or 30% of revenues, compared to $10 million, or 26% of revenues in the same period in 2005. Selling, general and administrative expenses for the nine months ended September 30, 2006 was $70 million, or 29% of revenues, compared to $23 million, or 31% of revenues in the comparable year ago period.

“We are extremely pleased with our record third quarter performance which was once again fueled by growing demand for Crocs across the board,” commented, Ron Snyder, President and Chief Executive Officer of Crocs, Inc. “We continue to experience strong sell through of our core footwear offerings, while our new product launches, including the Mary Jane, Collegiate, and Disney, are outperforming our expectations. Internationally, the brand has increased retail traction which bodes well as we prepare to launch a full line of styles overseas next year.”

For the fourth quarter ending December 31, 2006, the Company currently anticipates total revenues to be in the range of $92 to $95 million and projects its net income per diluted share to range from $0.40 to $0.43.

For the fiscal year ending December 31, 2006, the Company currently anticipates total revenues to be in the range of $334 to $337 million and projects its net income per diluted share to range from $1.50 to $1.53.

Mr. Snyder concluded, “The positive response to our entire line of footwear, both in the U.S. and abroad, gives us further confidence that our brand recognition is growing, our market share is expanding, and our products are among the most innovative and functional in the industry. While we have achieved significant sales and earnings year-to-date, we believe our prospects have never been brighter. Our entire team is energized and focused on capitalizing on the great number of compelling opportunities that we believe lie ahead.”

Conference Call Information

A conference call to discuss third quarter 2006 financial results is scheduled for today (Thursday, November 2) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.viavid.net. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc.

Crocs, Inc. is a rapidly growing designer, manufacturer and marketer of footwear for men, women and children under the crocs™ brand. All of our footwear products incorporate our proprietary closed-cell resin material, which we believe represents a substantial innovation in footwear comfort and functionality. Our proprietary closed-cell resin, which we refer to as croslite™ enables us to produce a soft and lightweight, non-marking, slip- and odor-resistant shoe. These unique properties make crocs™ footwear ideal for casual wear, as well as for recreational uses such as boating, hiking, fishing and gardening, and have enabled us to successfully market our products to a broad range of consumers.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects and our expectations regarding our total revenues and net income per diluted share for the fourth quarter ending December 31, 2006.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$111,345	$38,294	$241,824	$75,022
Cost of Sales	46,521	16,113	106,348	32,032
Gross Profit	64,824	22,181	135,476	42,990

Selling, general and administrative expenses	33,344	9,834	70,345	23,059
Income from operations	31,480	12,347	65,131	19,931

Interest expense	162	178	533	380
Other expense (income), net:	(657)	2	(1,310)	25
Income before income taxes	31,975	12,167	65,908	19,526

Income tax expense	10,449	4,756	22,275	6,724

Net income	21,526	7,411	43,633	12,802

Dividends on redeemable convertible preferred shares	0	70	33	206
Net income attributable to common stockholders	21,526	7,341	43,600	12,596

Net income per share:
Basic	$0.56	$0.22	$1.19	$0.39
Diluted	$0.53	$0.22	$1.10	$0.38

Weighted average common shares:
Basic	38,773,362	25,712,040	36,675,319	25,329,984
Diluted	40,465,723	33,615,781	39,726,845	33,358,633

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$57,880	$4,787
Short-term investments	25,400	—
Accounts receivable, net	60,651	17,641
Inventories, net	49,128	28,494
Deferred tax assets	1,636	1,939
Prepaid expenses and other current assets	10,233	3,492

Total current assets	204,928	56,353

Property and equipment, net	24,713	14,765
Goodwill	350	336
Other intangibles, net	8,106	5,311
Deferred tax assets, net	1,532	1,084
Other assets	902	183
Total assets	$240,531	$78,032

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$30,459	$20,829
Accrued liabilities and other liabilities	21,716	8,178
Income taxes payable	6,424	8,697
Notes payable and current installments of long-term debt	817	8,601

Total current liabilities	59,416	46,305

Long-term debt	1,550	3,422
Deferred tax liabilities	1,880	1,772
Other liabilities	260	319

Total liabilities	63,106	51,818

Commitments and contingencies
Redeemable common shares, 8,410,320 shares issued and
outstanding at December 31, 2005	—	1,800
Redeemable convertible preferred shares, par value $0.001
per share; 8,000,000 shares authorized 7,452,492 shares
issued and outstanding in 2005 - preferences in liquidation of $5,500	—	5,500

Stockholders’ equity:
Common shares, par value $0.001 per share; 125,000,000
and 25,000,000 shares authorized, 38,850,943 and 17,449,699 shares issued and outstanding	39	17
Additional paid-in-capital	123,278	13,976
Deferred compensation	(7,146)	(12,364)
Retained earnings	60,297	16,697
Accumulated other comprehensive income	957	588
Total stockholders’ equity	177,425	18,914

Total liabilities and stockholders’ equity	$240,531	$78,032